Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2015
FOURTH QUARTER ENDED JANUARY 31, 2015

Consolidated Results

Fourth Quarter

Sales

Fourth quarter net sales increased 12.6% to $893 million in Fiscal 2015 from $793 million in Fiscal 2014. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	4th Qtr	4th Qtr	12 mos	12 mos
Same Store Sales:	FY15	FY14	FY15	FY14
Journeys Group	14%	(1)%	7%	(2)%
Schuh Group	(1)%	(7)%	(1)%	(9)%
Lids Sports Group	5%	3%	1%	(1)%
Johnston & Murphy Group	2%	7%	1%	7%
Total Genesco	9%	0%	4%	(2)%

	4th Qtr	4th Qtr	12 mos	12 mos
Comparable Direct Sales:	FY15	FY14	FY15	FY14
Journeys Group	40%	20%	30%	18%
Schuh Group	25%	(7)%	12%	(4)%
Lids Sports Group	27%	18%	14%	26%
Johnston & Murphy Group	3%	26%	(1)%	15%
Total Genesco	25%	10%	14%	11%

	4th Qtr	4th Qtr	12 mos	12 mos
Same Store and Comparable Direct Sales:	FY15	FY14	FY15	FY14
Journeys Group	16%	0%	8%	(1)%
Schuh Group	3%	(7)%	1%	(8)%
Lids Sports Group	7%	4%	2%	0%
Johnston & Murphy Group	2%	11%	1%	8%
Total Genesco	10%	1%	4%	(1)%

Through March 7, 2015, first quarter same store sales increased 3% and direct sales increased 36% on a comparable basis; and combined comparable sales increased 5%.

Gross Margin

Fourth quarter gross margin was 47.5% this year compared with 48.7% last year, primarily reflecting lower gross margins in Schuh, Lids, and Johnston & Murphy.

Exhibit 99.2

SG&A

Selling and administrative expense for the fourth quarter decreased to 37.7% of sales from 38.5% for the same period last year. Included in expenses this quarter is $1.0 million, or $0.04 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. A deferred purchase price cash payment of £15 million was paid in June 2014. The remaining deferred purchase price cash payment of £10 million is due in June 2015 if the payees remain employed until the payment date. As we have discussed before, because of the retention feature, U.S. GAAP requires deferred purchase price payments to be expensed as compensation. Last year, expenses in the quarter included $3.0 million, or $0.13 per diluted share, of deferred purchase price. Last year’s expenses also included a gain of $1.5 million, or $0.04 per diluted share, recognized in connection with a change to the accounting treatment of “banked” bonuses under the Company’s EVA Incentive Plan. During the first quarter of this year, an amendment to the EVA Incentive Plan had the result of restoring the accounting treatment of banked bonuses that had been in effect prior to the accounting change last year. With the Plan amendment, the Company recorded a one-time charge of $5.7 million in the first quarter this year, representing the total of all “banked” bonuses as of the date of the amendment. Consequently, SG&A expense for the fourth quarter this year does not include any amortization of banked bonuses. Excluding the deferred purchase price expense from both periods and the effects of the bonus-related accounting change from last year, SG&A as a percent of sales decreased to 37.6% from 38.3% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document. The 70 basis points of the year-over-year decrease in SG&A expense as a percent of sales reflects a 50 basis point increase in bonus expense due to the effect of a positive accrual for EVA bonuses in the quarter this year compared to a reversal of previous EVA bonus accruals in the fourth quarter last year that was more than offset by the reduction in the Schuh contingent bonus payment accrual, discussed below, and leverage in rent, other professional fees and other items.

Also included in fourth quarter SG&A expense, but not eliminated from the adjusted expense, is $3.0 million, or $0.10 per diluted share, this year, and $6.0 million, or $0.20 per diluted share, last year, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £28 million including payroll taxes to members of the Schuh management group payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we have discussed previously, there have been quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned. The final contingent bonus accrual was made in the fourth quarter of the current fiscal year.

Asset Impairment and Other Items

The asset impairment and other charge of $1.0 million for the fourth quarter of Fiscal 2015 included network intrusion expenses of $0.7 million and asset impairments of $0.3 million. Last year’s fourth quarter asset impairment and other charge of $5.7 million included a $1.9 million charge for network intrusion expenses, a $1.6 million charge for a lease termination, a $1.6 million charge for other legal matters and a $0.6 million charge for asset impairments.

The asset impairment and other charge, the deferred purchase price expense, and the effects of the bonus-related accounting change referenced above are collectively referred to as “Excluded Items” in the discussion below.

Exhibit 99.2

Operating Income

Genesco’s operating income for the fourth quarter was $86.9 million this year compared with $75.2 million last year. Adjusted for the Excluded Items in both periods, operating income for the fourth quarter was $88.8 million this year compared with $82.4 million last year. Adjusted operating margin was 9.9% of sales in the fourth quarter this year and 10.4% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $0.9 million, compared with $1.2 million for the same period last year.

Pretax Earnings

Pretax earnings for the quarter were $85.1 million this year and $74.0 million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $88.0 million this year compared to $81.2 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Taxes

The effective tax rate for the quarter was 39.9% this year compared to 43.0% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, was 37.7% this year compared to 37.1% last year. The increase this year was due to a valuation allowance on certain deferred tax assets in the U.K.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $51.8 million, or $2.18 per diluted share, in the fourth quarter this year, compared to earnings of $42.2 million, or $1.79 per diluted share, in the fourth quarter last year. Adjusted for the Excluded Items in both periods, fourth quarter earnings from continuing operations were $54.7 million, or $2.30 per diluted share this year, compared with $51.0 million, or $2.16 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Fiscal Year 2015

Consolidated net sales increased 8.9% for Fiscal 2015.

Same store sales for the year increased 4% and comparable direct sales increased 14%. Comparable sales, including both same store sales and comparable direct sales, increased 4%.

For the full year, operating income was $167.3 million compared to $163.4 million last year. Excluding the items discussed above, adjusted operating income was $182.5 million, compared to $196.4 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Exhibit 99.2

Diluted earnings per share from continuing operations for Fiscal 2015 increased to $4.19 from $3.94 for Fiscal 2014. Excluding the items discussed above, adjusted earnings per share were $4.74 compared with $5.09 last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results
Lids Sports Group

Lids Sports Group’s sales for the fourth quarter increased 16.9% to $294 million from $251 million last year.

Same store sales for the quarter increased 5% this year compared to 3% last year. Comparable direct sales increased 27% compared to 18% last year. Comparable sales, including both same store and comparable direct sales, increased 7% this year compared to 4% last year. Through March 7, 2015, same store sales for the first quarter decreased 4%; e-commerce sales increased 86%; and combined comparable sales increased 2%.

The Group’s gross margin as a percent of sales decreased 330 basis points due primarily to increased promotional activity, increased shipping and warehouse expense, and changes in sales mix. SG&A expense as a percent of sales decreased 10 basis points from 39.1% to 39.0%, due primarily to positive leverage from positive comparable sales.

The Group’s fourth quarter operating income was $23.8 million, or 8.1% of sales, down from $28.2 million, or 11.2% of sales, last year.

For Fiscal 2015, the Group’s sales increased 10% to $903 million from last year. Adjusted operating income was $49.0 million, or 5.4% of sales, down from $65.4 million, or 8.0% of sales, last year.

Journeys Group
Journeys Group’s sales for the quarter increased 17.2% to $377 million from $322 million last year.

Same store sales for the Group were up 14%, compared with a 1% decrease last year; comparable direct sales increased 40% this year and 20% last year. Combined comparable sales increased 16% this year compared with break-even comparable sales last year. Through March 7, 2015, same store sales for the first quarter increased 7%; comparable direct sales increased 25%; and combined comparable sales increased 7%.

Gross margin for the Journeys Group increased 30 basis points in the quarter due primarily to lower markdowns.

The Journeys Group’s adjusted SG&A expense decreased 70 basis points as a percent of sales for the fourth quarter, reflecting positive leverage from positive comparable sales.

The Journeys Group’s adjusted operating income for the quarter was $53.2 million, or 14.1% of sales, compared to $42.2 million, or 13.1% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

For Fiscal 2015, the Group’s sales increased 9% to $1.2 billion. Adjusted operating income was $119.7 million, or 10.1% sales, compared to $105.5 million, or 9.7% of sales, last year.

Schuh Group
Schuh Group’s sales in the fourth quarter were $124 million, compared to $122 million last year, an increase of 1.8%. Same store sales decreased 1% in the quarter compared to a 7% decrease last year; direct sales increased 25% compared to a 7% decrease last year; and total comparable sales increased 3% compared to a 7% decrease last year. Through March 7, 2015, same store sales for the first quarter were flat; comparable direct sales increased 22%; and total comparable sales increased 4%.

Schuh Group’s gross margin was down 260 basis points in the quarter due primarily to increased shipping and warehouse expenses and increased markdowns. Schuh Group’s adjusted SG&A expense decreased 470 basis points due primarily to a lower contingent bonus accrual in the fourth quarter this year compared to the same period last year.

Schuh Group’s adjusted operating income for the quarter was $12.5 million, or 10.1% of sales compared with $9.6 million, or 7.9% of sales last year.

For Fiscal 2015, the Group’s sales increased 12% to $407 million. Adjusted operating income was $17.4 million, or 4.3% of sales, compared to $18.1 million, or 5.0% of sales, last year. Adjusting for the contingent bonus accrual, the operating margin would have been 7.2% of sales this year and 8.6% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s fourth quarter sales increased 3.8%, to $75 million, compared to $73 million in the fourth quarter last year.

Same store sales increased 2% compared to 7% last year; direct sales increased 3% compared to 26% last year; and combined comparable sales increased 2% on top of an 11% increase last year. Direct sales represented about 15% of Johnston & Murphy Group’s sales this quarter. Through March 7, 2015, same store sales for the first quarter increased 1%; e-commerce and catalog sales decreased 7%; and combined comparable sales decreased 1%.

Johnston & Murphy’s gross margin for the Group decreased 80 basis points in the quarter primarily due to increased markdowns. SG&A expense as a percent of sales increased by 80 basis points, due primarily to increased advertising expenses, occupancy costs and selling salaries. The Group’s adjusted operating income was $6.3 million or 8.3% of sales, compared to operating income of $7.2 million, or 9.9% of sales last year.

For Fiscal 2015, the Group’s sales increased 6% to $260 million. Adjusted operating income was $14.9 million, or 5.7% of sales, compared to $17.7 million, or 7.2% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Licensed Brands

Licensed Brands’ sales decreased 10.2% to $22 million in the fourth quarter this year, compared to $25 million in the fourth quarter last year. Gross margin was up 280 basis points, due primarily to changes in product mix.

Exhibit 99.2

SG&A expense as a percent of sales was up 250 basis points primarily due to license agreement expense and increased advertising and selling expenses.

Adjusted operating income for the quarter was $2.0 million or 8.9% of sales, compared with $2.1 million, or 8.5% of sales, last year.

For Fiscal 2015, Licensed Brands’ sales increased 0.3% to $110 million. Adjusted operating income was $10.5 million, or 9.5% of sales, compared to $10.6 million, or 9.7% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Corporate

Corporate expenses were $9.9 million or 1.1% of sales, compared with $10.7 million or 1.4% of sales last year. Adjusted for the applicable Excluded Items, corporate expenses were $8.9 million this year compared to $7.0 million last year, primarily due to increased bonus expense as a result of the reversal of bonus accruals last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the fourth quarter was $113 million compared with $59 million last year. We ended the quarter with $29 million in U.K. debt, compared with $34 million in U.K. debt last year. Revolver borrowings were zero at the end of Fiscal 2015 and 2014.

We repurchased 51,550 shares in the fourth quarter this year. During Fiscal 2015, we repurchased 64,709 shares at a cost of about $5 million, or $71.63 per share. Over the past two years, we have spent about $25 million repurchasing 403,000 shares at an average price of $62.90 per share. We currently have $61 million remaining in the most recent buyback authorization.

Inventory

Inventories increased 5% in the fourth quarter on a year-over-year basis. Retail inventory per square foot decreased 3%.

Equity

Equity was $997 million at quarter-end, compared with $918 million last year.

Capital Expenditures and Store Count

For the fourth quarter, capital expenditures were $17 million and depreciation and amortization was $20 million. For Fiscal 2015, capital expenditures were $104 million and depreciation and amortization was $74 million. During the quarter, we opened 13 new stores and closed 26 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,634 stores compared with 2,542 stores at the end of the fourth quarter last year, or an increase of 4%. Square footage increased 8% on a year-over-year basis,

Exhibit 99.2

including the Macy’s locations. During the year, we opened 165 Macy’s locations. The store count as of January 31, 2015 included:

Lids stores (including 117 stores in Canada)	932
Lids Locker Room Stores (including 37 stores in Canada)	209
Lids Clubhouse stores	33
Journeys stores (including 35 stores in Canada)	834
Journeys Kidz stores	189
Shï by Journeys stores	49
Underground by Journeys stores	110
Schuh Stores (including 6 Kids stores)	108
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	170

Total Stores	2,634

Locker Room by Lids in Macy’s stores	190
Total Stores and Macy’s Locations	2,824

For Fiscal 2016, we are forecasting capital expenditures in the range of $115 to $130 million and depreciation and amortization of about $83 million. Our current store openings and closing plans by chain are as follows:

	Actual	Projected	Projected	Projected	Projected
	Jan 2015	New	Conversions	Closings	Jan 2016

Journeys Group	1,182	58		(22)	1,218
Journeys stores (U.S.)	799	20		(6)	813
Journeys stores (Canada)	35	8		0	43
Journeys Kidz stores	189	30		(4)	215
Shï by Journeys	49	0		(2)	47
Underground by Journeys	110	0		(10)	100

Johnston & Murphy Group	170	11		(3)	178

Schuh Group	108	22		(1)	129
Schuh Stores	102	18		(1)	119
Schuh Kids	6	4		0	10

Lids Sports Group	1,364	25	0	(8)	1,381
Lids hat stores (U.S.)	815	15		(3)	827
Lids hat stores (Canada)	117	5	(3)	0	119
Lids Locker Room, Locker Room by Lids in Macy’s stores & Lids Clubhouse	432	5	3	(5)	435

Total Permanent Stores	2,824	116	0	(34)	2,906
Schuh “pop-up” stores	0	0	0	0	0
Total Stores	2,824	116	0	(34)	2,906

Exhibit 99.2

Comparable Sales Assumptions in Fiscal 2016 Guidance
Our guidance for Fiscal 2016 assumes comparable sales (including both same store sales and comparable direct sales) for the fourth quarter for each retail segment by quarter as follows:

	Guidance	Guidance	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY16
Journeys Group	5 - 6%	5 - 6%	4 - 5%	4 - 5%	4 - 5%
Lids Sports Group	2 - 3%	4 - 5%	3 - 4%	3 - 4%	3 - 4%
Schuh Group	4 - 5%	3 - 4%	2 - 3%	2 - 3%	3 - 4%
Johnston & Murphy Group	0 - 1%	2 - 3%	2 - 3%	2 - 3%	2 - 3%

Total Genesco	3 - 4%	4 - 5%	4 - 5%	3 - 4%	3 - 4%

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; the effectiveness of our omnichannel initiatives; the timing and effectiveness of plans to improve the performance of Lids Sports Group; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; the effects of storms and other weather-related disruptions; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting

Exhibit 99.2

the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.